Exhibit 10.1
TRICANTER PURCHASE AND INSTALLATION AGREEMENT
THIS TRICANTER PURCHASE AND INSTALLATION AGREEMENT (“Agreement”) is made and entered into on this 27th day of June, 2008, by and between ICM, Inc., a Kansas corporation (“Seller”) and Cardinal Ethanol, LLC, a(n) Indiana limited liability company (“Buyer”).
FOR AND IN CONSIDERATION of the mutual promises, covenants, agreements and payments set forth herein, the sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:
1.
Sale of Goods. Subject to the terms and conditions specified herein, Seller shall sell to Buyer, and Buyer shall purchase from Seller the Tricanter Oil Separation System and any optional equipment described on Exhibit “A” attached hereto (collectively, the “Equipment”). “Equipment” shall also include start-up services and training by Seller with respect to the Tricanter Oil Separation System.

2.
Installation. At Buyer’s option as selected on Exhibit “A”, Seller shall install the Equipment at Buyer’s ethanol plant located at 2 OMCO Square, Suite 201, Winchester, IN 47394. The installation services to be provided by Seller are set forth on Exhibit “B” attached hereto. Seller shall install all Equipment in a workmanlike manner and in compliance with applicable laws, regulations and ordinances in effect as of the date of this Agreement. Installation shall begin on 08 Sept 08 and continue thereafter until completed. Seller estimates that the installation shall take approximately thirty (30) days for installation of the Tricanter skid and one hundred ten (110) days for installation of the tank farm (if applicable). In the event that Buyer fails to timely obtain applicable governmental permitting, including, without limitation, the amended air permit, the parties will mutually agree on a new date to begin the installation services. Buyer shall make the ethanol plant available to Seller during the pendency of installation services. The parties acknowledge that the installation of the Equipment may require the evaporation section of the ethanol plant be shutdown for a period of time, not to exceed twelve (12) hours. Buyer agrees to shutdown the evaporation section of the plant in conformance with Seller’s request upon three (3) days’ prior written notice to Buyer. Seller agrees to use its reasonable commercial efforts to minimize the amount of time that the evaporation section is shutdown.

3.
Purchase Price. The purchase price which Buyer shall pay to Seller for the Equipment is set forth on Exhibit “A” (“Purchase Price”). The Purchase Price consists of (i) a fixed price for the Equipment and installation of the Tricanter Oil Separation System and the tank farm (if selected), and (ii) a time and materials price for the installation of the piping and wiring connecting the Tricanter Oil Separation System to the tank farm. The Purchase Price is inclusive of all sales, use and excise taxes.

4.
Terms of Payment. The fixed component of the Purchase Price shall be payable by Buyer as follows: (i) fifty percent (50%) of the Purchase Price shall be due and payable on the date this Agreement is signed by Buyer; (ii) forty percent (40%) of the Purchase Price shall be invoiced to Buyer upon delivery of the Tricanter skid to the plant site; and (iii) ten percent (10%) of the Purchase Price shall be invoiced to Buyer upon the completion of performance test described in Paragraph 5 below. Invoices shall be payable within thirty (30) of receipt by Buyer. The time and materials component of the Purchase Price will be invoiced upon completion, which invoice shall be payable net thirty (30) days following receipt by Buyer. Buyer fails or refuses to pay Seller all or any part of the Purchase Price within ten (10) days following the date upon which any payment is due, interest shall accrue and be paid by Buyer to Seller in addition to the unpaid Purchase Price at the rate of eighteen percent (18%) per annum on the unpaid amount, or the highest interest rate allowed by law, whichever rate is less.

5.
Performance Guarantee. ICM represents and warrants that the Tricanter Oil Separation System will produce the amount of 0.50 pounds of non-food grade quality corn oil per bushel of ground corn at the plant as determined during a twenty-four (24) hour performance test conducted by ICM following the completion of the installation and commissioning of the Equipment. The performance guarantee will be completely satisfied in the event that ICM can demonstrate that the average yield of corn oil over the 24-hour performance test period is equal to or exceeds 0.50 pounds per bushel of corn ground at the plant during such 24-hour test period. The performance guarantee is subject to the following criteria that must exist prior to conducting the performance test: (a) the feed streams into the Tricanter must test between 30%-32% feed solids as determined by a hot spin test conducted at the performance testing, (b) the feed streams from the evaporators must be between 192 and 210 degrees F; (c) the thin stillage discharge out of the whole stillage centrifuges must be less than 4% total suspended solids; (d) the acidic level of the feed streams into the Tricanter unit must be at least 3.8 pH or higher; (e) the plant must be operating at a capacity of at least 2.8 gallons of denatured ethanol per bushel of corn grind rate, (f) the corn processed must meet a minimum of #2 yellow dent with a hybrid variety characteristic of at least 4% oil by dry weight, and (g) the existing syrup pump must be replaced by a replacement syrup pump capable of pumping at a minimum rate of 60 gallons per minute.

6.	Limited Warranty
(A)
Equipment Warranty. Seller warrants that Equipment will be free from defects in material and workmanship for a period of 12 months after the date the Equipment is placed in actual operation. Buyer must notify Seller if the Equipment is not in conformity with this limited warranty during the stated warranty period. Seller’s obligation, and Buyer’s sole remedy, under this limited Equipment warranty is, at Seller’s option, the repair, replacement or correction of any non-confirming Equipment or part thereof.

(B)
Installation Warranty. If installed by Seller, Seller warrants that Equipment will be installed in a workmanlike manner, and that the installation of the Equipment will be free from defects in workmanship for a period of 12 months from the date the Equipment is placed in actual operation. If Buyer notifies Seller that the installation is not in conformity with this limited warranty during the stated warranty period, Seller will, without charge to Buyer, re-perform the installation service so that it conforms to this limited warranty, with such remedy being the sole and exclusive remedy of Buyer for breach of this limited installation warranty.

(C)
Disclaimer. EXCEPT AS SPECIFICALLY STATED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.
Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL SELLER BE LIABLE TO THE BUYER OR TO ANY THIRD PARTY FOR ANY LOST PROFITS, LOST SAVINGS, OR OTHER CONSEQUENTIAL DAMAGES, OR FOR ANY INCIDENTAL OR SPECIAL DAMAGES, EVEN IF SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY THE BUYER BASED UPON ANY CLAIM BY ANY OTHER PARTY AGAINST THE BUYER. IN NO EVENT SHALL SELLER ‘S TOTAL LIABILITY HEREUNDER EXCEED THE PURCHASE PRICE PAID BY BUYER.

8.
Force Majeure. Seller shall not be responsible for any failure to perform due to causes beyond Seller’s reasonable control, including but not limited to labor disputes, strikes, acts of God, fire, delays in transportation, communication line failure, or governmental actions. Any delay beyond Seller’s reasonable control shall be excused and the period of performance extended as may be necessary to enable Seller to perform after the cause of delay has been removed.

9.	Confidentiality Obligation.
(A)
For purposes of this Agreement, “Proprietary Property” shall mean the design, arrangement, configuration and specification of the Equipment, together with operating P&IDs, drawings, methods, techniques, protocols, procedures, plans and processes related thereto, and together with any enhancement, modification, improvement, refinement or change of any aspect thereof.

(B)
Buyer shall treat the Proprietary Property as confidential, and shall use its best efforts to maintain such information as secret and confidential. Buyer shall refrain from copying, reverse engineering, disassembling, decompiling, translating, or modifying the Equipment or Proprietary Property, or granting any other person or entity the right to do so, without the prior written consent of Seller. As between Buyer and Seller, Seller has the exclusive right and interest in and to the Proprietary Property and the goodwill associated therewith and symbolized thereby. Buyer’s use of the Proprietary Property pursuant to this Agreement does not give Buyer any ownership interest or other interest in or to the Proprietary Property, or any component thereof, other than the rights granted herein. Buyer acknowledges the Proprietary Property to be valid and will not, directly or indirectly, contest the validity or the ownership by Seller thereof.

10.	Miscellaneous
(A)
This Agreement shall be governed by the laws of the State of Kansas. Any legal proceeding relating to this Agreement shall be brought exclusively in the Eighteenth Judicial District Court, Wichita, Sedgwick County, Kansas, U.S.A., or in the United States District Court for the District of Kansas at Wichita, Kansas, U.S.A., and both parties hereto consent to the jurisdiction of said courts. Buyer hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in such courts.

(B)
This Agreement shall become a legal and binding contract upon signature of same by both parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

(C)	This Agreement may not be assigned to another party by Buyer, either in whole or in part, without the prior written consent of Seller.
(D)
This Agreement is confidential between Buyer and Seller. The terms and conditions set forth in this Agreement may not be disclosed, either in whole or in part, to any third party unless the party desiring to make such disclosure first obtains the express written approval of the other party.

(E)
This Agreement and its exhibits, which exhibits are incorporated herein by this reference and made part of this Agreement, set forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior agreements, written or oral, between the parties. This Agreement may not be amended or modified except by a written instrument signed by both parties. By execution hereof, the signers certify that they have read this Agreement and that they are duly authorized to execute this Agreement in the capacity stated below.

IN WITNESS OF the mutual promises, covenants and agreements set forth herein, the parties have caused their authorized representatives to execute this Agreement, as of the dates indicated below.

ICM, INC.		Cardinal Ethanol, LLC

By	/s/ Chris Mitchell	By	/s/ Jeffrey L. Painter
	,		July 2, 2008
	(“Seller”)		(“Buyer”)

EXHIBIT “A”
TRICANTER OIL RECOVERY SYSTEM SIZED FOR A 100 MMGPY PLANT (EQUIPMENT)
I. FIXED PRICE COMPONENT
A. TRICANTER OIL RECOVERY SYSTEM (INCLUDES ONLY):
•	2 each Centrifuge Z6E-4/444 Flottweg or equivalent

•	1 each 300 SS gal heavy syrup tank

•	1 each 300 SS gal corn oil tank

•	1 each 2000 gal syrup Tricanter feed tank

•	1 each Syrup Draw pump PG 4215 — Waukesha 5070 125 GPM or equivalent

•	1 each Tricanter feed pump PG 6851 — Waukesha 5070 125 GPM or equivalent

•	1 each Tricanter heavy syrup pump PC 6855 — Sulzer 4x3x11 200 GPM or equivalent

•	1 each Tricanter corn oil pump PG 6853 — Viking gear pump 10 GPM or equivalent

•	1 each Oil solids recirculation pump PC 6854 — Finish-Thompson 10 GPM or equivalent

•	1 each Oil Heater ET 6851 — Mason Tube and Shell 30 sq. ft.

•	1 each Automated valve (SV 6850) for syrup feed heater flush system

•	Tricanter Oil Recovery System Start-up and Training

•	Hettich 320 Classic bench top centrifuge for ongoing sample testing

Tricanter Oil Recovery System Price:	$2,531,854.00 USD

B. OPTIONAL TRICANTER SYSTEM INSTALLATION OPTION SELECTED: YES
•	Includes only the Tricanter System Installation Services described in Section A of Exhibit “B”

Tricanter System Installation Price:	$485,000.00 USD

C. OPTIONAL OIL STORAGE TANK FARM (INCLUDES ONLY): OPTION SELECTED: TBD
•	4 each 23,000 gallon SS coned bottom Oil storage tanks (14' wide x 20' high)

•	Concrete base for each tank

•	50' x 50' x 2' concrete containment area

•	Level transmitter for each tank

•	Level sight glass indicator for each tank

•	Temperature indicator for each tank

•	Temperature transmitter for each tank

•	Electric oil tank heater 4KW for each tank

•	EV control valve (2") for each tank

•	1 each 300 gpm industrial twin wing rotor pump (Load Out)

•	1 each corn oil 30 gpm sump pump (Load Out)

•	Piping components and material within the tank farm

•	1 each Determan Brownie truck loading skid (or equivalent)

Oil Storage Tank Farm Price	~~$~~ 	~~790,892.00 USD~~

D. OPTIONAL OIL STORAGE TANK FARM INSTALLATION OPTION SELECTED: TBD
•	Includes the Storage Tank Farm Installation Services described in Section B of Exhibit “B”

•	Piping within the tank farm installed

•	All pipes within tank farm heat traced and insulated

Tricanter Oil Storage Tank Farm Installation Price:	~~$~~	~~528,000.00 USD~~

E. TOTAL FIXED PRICE COMPONENT	~~$~~	~~4,335,746.00 USD~~

$3,016,854.00 USD

II. TIME AND MATERIALS COMPONENT
A. OPTIONAL PIPING TO BUYER’S TANKS (INCLUDES ONLY): OPTION SELECTED:  _____
•	1 1/2" Stainless SCH 10 pipe furnished and installed from the skid to the tank farm

•	Wiring from the skid energy center for the tank heaters

•	All pipes heat traced and insulated

•	Includes the Piping and Wiring to Tank Farm Installation Services described in Section C of Exhibit “B”
The Time and Materials Pricing is based upon a fixed charge per linear foot of piping materials and wiring connection the Tricanter Oil Recovery System skid to the tank farm as follows:
1	Piping: $134.00 per linear foot

2	Wiring: $4.00 per linear foot
The time and materials component of the Purchase Price will be determined following completion of installation of the piping and wiring. The amount for this component will be invoiced following completion of installation. The invoice for this amount will be due and payable thirty (30) days following receipt of the invoice by Buyer.

EXHIBIT “B”
INSTALLATION SERVICES
A. TRICANTER OIL RECOVERY SYSTEM INSTALLATION (OPTIONAL)

Description	ICM Scope (Tricanter Oil Recovery System)
Provide Documents	ICM will provide Engineering documents including P&ID’s, general arrangement, equipment specifications, updated electrical one line drawings, instrument specifications, startup procedures and operating procedures.
Installation	ICM will direct and control the installation of equipment skid, electrical wiring and concrete within ICM battery limits.
Tricanter Skid	The skid includes pumps, pipes pipe instruments, structure, centrifuge and controls on a skid mount as per ICM design.
Engineering	ICM will provide necessary process, structural and electrical engineering.
Electrical	ICM will supply wire from switchgear to motors– see equipment list.
DCS	ICM will provide Ethernet port on skid. Provide wiring from skid Ethernet to main DCS Ethernet port. ICM will program DCS for viewing skid activity.
Piping	ICM will install all piping as shown on P&ID, for syrup feed, CIP, steam, steam condensate, corn oil and heavy syrup.
Insulation	ICM will insulate ICM installed syrup, steam, CIP, steam condensate, and heavy syrup lines.
Start Up/Training	ICM will perform the start up of the system. ICM will have Flottweg representative on site; ensure performance and reliability of equipment and train operators on the shutdown and start procedures.
Air Permit	ICM will provide professional services to obtain the Air Permit required for the installation services. Buyer will reasonably assist ICM in obtaining this permit.

Description	ICM Scope Does not include (Buyer’s Scope):
Other Permits	Other than the Air Permit, all other permits are the responsibility of the Buyer, including construction permits. Seller will reasonably assist Buyer in obtaining these permits.
Electrical	Buyer shall furnish Two (2) 300 amp 480 volt sources, Ethernet port to skid, and heat trace circuit power. Buyer is responsible for all utility identification (DigSafe/One Call).
Mechanical	Buyer shall provide (a) steam and steam condensate source access point, (b) CIP supply and return source access point, and (c) syrup supply access point.
Facilities/Utilities	Buyer shall provide utilities, phone, internet, job trailer space, and lay down area during construction.
Load-out	If Buyer has selected ICM to install the storage tank farm option, Buyer shall provide any temporary truck load-out area for oil load-out during tank farm construction and any containment required for temporary truck load-out. If Buyer has not selected the storage tank farm option, Buyer shall be solely responsible for truck load-out and containment.

B. STORAGE TANK FARM INSTALLATION (OPTIONAL)

Description	ICM Scope (Storage Tank Farm)
Provide Documents	ICM will provide furnish general equipment layout drawings, piping drawings and wiring drawings.
Installation	ICM will direct and control installation of the tank foundations, tanks, pumps, valves, oil heaters, instruments, pipe racks, wire trays and wiring inside the retention area which includes the truck loading area if adjacent to the storage area. ICM will direct and control the construction of the retention and loading area according to SPCC requirements.
Engineering	ICM will provide all design, process, structural, civil and electrical engineering services for the tank farm to be located within the confines of the tank farm retention area and the truck loading area (if adjacent to the tank farm).
Piping	ICM will direct and control installation the installation of all piping as shown on general equipment layout within the tank farm.
Insulation	All piping inside the tank farm retention and truck loading area (if adjacent) will be stainless steel, heat traced and insulated.
Clean in Place	A manual CIP valve body will be provided for all tanks.
Air Permit	ICM will provide professional services to obtain the Air Permit required for the installation services. Buyer will reasonably assist ICM in obtaining this permit.

Description	ICM Scope Does not include (Buyer’s Scope):
Other Permits	Other than the Air Permit, all other permits are the responsibility of the Buyer, including construction permits. ICM will reasonably assist Buyer in obtaining these permits.
Civil/Geotechnical	Buyer shall provide to ICM all geotechnical reports. Buyer is responsible to provide a suitable building site that meets soil compaction per ICM requirements.
Electrical/Utilities	Buyer is responsible for all utility identification (Dig-Safe/One Call).
Mechanical	Buyer shall provide any and all additional pipe rack, cable tray, and underground required.
Facilities/Utilities	Buyer shall provide utilities, phone, internet, job trailer space, and lay down area during construction.
Temporary Load-out	Buyer shall provide any temporary truck load-out area for oil load-out during tank farm construction and any containment required for temporary truck load-out.
C. PIPING AND WIRING TO TANK FARM (OPTIONAL)

Description	ICM Scope (Skid to Tank Piping and Wiring)
Provide Documents	ICM will provide furnish general equipment layout drawings, piping drawings and wiring drawings.
Installation	ICM will direct and control the installation of all piping and wiring as shown on general equipment layout from the skid to the tank farm. The installation is for above-ground piping only.
Insulation	All piping will be stainless steel, heat traced and insulated.

Description	ICM Scope Does not include (Buyer’s Scope):
Permits	All permits are the responsibility of the Buyer, including construction permits. ICM will reasonably assist Buyer in obtaining these permits.
Civil/Geotechnical	Buyer shall provide to ICM all geotechnical reports. Buyer is responsible to provide a suitable building site that meets soil compaction per ICM requirements.
Electrical/Utilities	Buyer is responsible for all utility identification (Dig-Safe/One Call).
Mechanical	Buyer shall provide any and all additional pipe racks, cable trays or other supports necessary for the installation. These items are outside of ICM’s quotation.